Credit Suisse Opportunity Funds
Securities Purchases during an Underwriting involving
Credit Suisse Asset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended October 31, 2002


Portfolio:               Credit Suisse High Income Fund


Security:           L-3 Comm. Corp. Sr. Subordinated Notes


Date Purchased:               6/25/02


Price Per Share:         $100.00


Shares Purchased
by the Portfolio *:      250


Total Principal Purchased
by the Portfolio *:      $250,000


% of Offering Purchased
by the Portfolio:        0.10000%


Broker:                  Lehman Brothers Inc. F.I. Corporates



Member:                  CS First Boston




Portfolio:               Credit Suisse High Income Fund


Security:           The Manitowoc Co.


Date Purchased:               8/8/02


Price Per Share:         $100.00


Shares Purchased
by the Portfolio *:      250


Total Principal Purchased
by the Portfolio *:      $250,000


% of Offering Purchased
by the Portfolio:        0.14286%


Broker:                  Deutsche Banc Alex T. Brown Inc.



Member:                  CS First Boston


Portfolio:               Credit Suisse High Income Fund


Security:           Ferrellgas Partners LP


Date Purchased:               9/24/02


Price Per Share:         $100.00


Shares Purchased
by the Portfolio *:      500


Total Principal Purchased
by the Portfolio *:      $500,000


% of Offering Purchased
by the Portfolio:        0.29412%


Broker:                  Banc of America Securities LLC (fka
Nationsbank)



Member:                  CS First Boston


Portfolio:               Credit Suisse High Income Fund


Security:           Brand Services Inc.

Date Purchased:               10/4/02


Price Per Share:         $97.19


Shares Purchased
by the Portfolio *:      150


Total Principal Purchased
by the Portfolio *:      $145,785


% of Offering Purchased
by the Portfolio:        0.10000%


Broker:                  Chase Manhattan Bank



Member:                  CS First Boston